As filed with the Securities and Exchange Commission on March 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Clear Secure, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-2643981 (IRS Employer Identification No.)

65 East 55th Street, 17th Floor

New York, New York 10022

(Address, including zip code, of Registrant’s principal executive offices)

Clear Secure, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Matthew Levine, Esq.

General Counsel, Chief Privacy Officer and Secretary

65 East 55th Street, 17th Floor

New York, New York 10022

(Name and address of agent for service)

(646) 723-1404

(Telephone number, including area code, of agent for service)

COPIES TO:

Brian M. Janson, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Clear Secure, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), as required by the Securities and Exchange Commission (the “Commission”) to register additional shares under the Company’s 2021 Omnibus Incentive Plan (the “Plan”) pursuant to the automatic annual increase in the Plan previously approved by the Company’s board of directors and stockholders at the time of the Company’s initial public offering. This Registration Statement registers the issuance of an additional 5,693,082 shares of its Class A common stock, par value $0.00001 per share, which is referred to as the Class A Common Stock, that are reserved for issuance in respect of awards that may be granted under the Plan. The contents of the Registration Statement on Form S-8 (Registration No. 333-257532), filed with the Commission on June 30, 2021, are hereby incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The description of the Class A Common Stock set forth in the Company’s Registration Statement on Form 8-A as filed with the Commission pursuant to Section 12 of the Exchange Act on June 30, 2021, and any amendments and reports filed for the purpose of updating any such description;
2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 16, 2021;
3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 15, 2021; and
4.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 29, 2022.

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

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Section 145(e) of the Delaware General Corporation Law provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation also provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and amended and restated by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

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Item 8. Exhibits

Exhibits
4.1	Second Amended and Restated Certificate of Incorporation of Clear Secure, Inc. (incorporated by reference from Exhibit 4.1 to Clear Secure, Inc.’s Registration Statement on Form S-8 filed on June 30, 2021).

4.2	First Amended and Restated By-laws of Clear Secure, Inc. (incorporated by reference from Exhibit 4.2 to Clear Secure, Inc.’s Registration Statement on Form S-8 filed on June 30, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A Common Stock.

10.1	Clear Secure, Inc. 2021 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.8 to Amendment No. 1 to Clear Secure, Inc.’s Registration Statement on Form S-1 filed on June 22, 2021).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, Clear Secure, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, the state of New York, on March 30, 2022.

CLEAR SECURE, INC.

By:	/s/ Caryn Seidman-Becker
Name: Caryn Seidman-Becker
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Caryn Seidman-Becker, Kenneth Cornick and Matthew Levine, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on March 30, 2022, by the following persons in the capacities indicated.

Signature	Title

/s/ Caryn Seidman-Becker	Chief Executive Officer (Principal Executive Officer)
Caryn Seidman-Becker	and Chair of the Board of Directors

/s/ Kenneth Cornick	President, Chief Financial Officer and Director
Kenneth Cornick	(Principal Financial Officer)

/s/ Dennis W. Liu	Chief Accounting Officer
Dennis W. Liu	(Principal Accounting Officer)

/s/ Michael Z. Barkin	Director
Michael Z. Barkin

/s/ Jeffery H. Boyd	Director
Jeffery H. Boyd

/s/ Tomago Collins	Director
Tomago Collins

/s/ Kathryn A. Hollister	Director
Kathryn A. Hollister

/s/ Adam Wiener	Director
Adam Wiener